Exhibit 99.1
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Constellation Brands Announces Retirement of Tom Mullin,
Executive Vice President and General Counsel;
Jim Bourdeau Named As Successor

VICTOR, N.Y., Oct. 9, 2017 – Constellation Brands (NYSE: STZ and STZ.B), a leading beverage alcohol company, today announced that Tom Mullin, executive vice president and general counsel, will retire at the end of February 2018, after 17 years with the company.
“Tom has played an integral role as part of our executive management team over nearly two decades,” said Rob Sands, chief executive officer, Constellation Brands. “His trusted counsel and leadership of our company’s legal and public affairs activities helped propel our business to unprecedented growth. We thank Tom for his efforts over the years and wish him well in his retirement.”
Mullin joined Constellation Brands as Executive Vice President and General Counsel in May 2000. During his tenure, he helped steward the continued evolution of the company’s business operations and brand portfolio. Today, Constellation Brands is the third largest beer producer in the U.S. and the world’s leading premium wine producer, and the company has a fast-growing portfolio of high-end spirits.
The company also announced that Jim Bourdeau will succeed Mullin as Executive Vice President and General Counsel effective December 1, 2017. Mullin and Bourdeau will work together over the next several months to ensure a seamless transition.
“Jim brings extensive experience in a variety of areas related to business law to this role,” said Sands. “He has played key leadership roles in a number of our company’s strategic initiatives, transactions and investments over the past several years. Jim will be an asset to our executive management team.”
Bourdeau joined Constellation Brands in September 2014 as Senior Vice President, General Counsel and Corporate Development. Since that time, he has been involved in a number of activities related to the formation, financing and expansion of business operations; mergers and acquisitions; and venture financing. Bourdeau will be based at the company’s headquarters in Victor, NY.

About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S. In addition, Constellation is the world leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and The Prisoner. The company’s premium spirits brands include SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio; about 40 wineries, breweries and distilleries; and approximately 9,000 talented employees. We express our company vision: to elevate life with every glass raised.
To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

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